Exhibit 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE September 23, 2015	CONTACT:	Mike Jennings 973-430-6406 Michael.Jennings@pseg.com

PSEG NAMES COMPANY VETERAN DAN CREGG AS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

As previously announced, current CFO, Caroline Dorsa retires early October.

(Newark, N.J. — September 23, 2015) – PSEG announced today that Daniel J. Cregg, currently vice-president of finance for PSE&G, was elected by the Board of Directors to be Executive Vice President and Chief Financial Officer for the company effective October 8. He succeeds current CFO, Caroline Dorsa whose previously announced retirement will be effective at that time.

During his 24-year career at PSEG, Cregg has held the senior financial position at both PSE&G, New Jersey’s largest gas and electric utility, and PSEG Power, a major independent power producer.

“Dan brings a deep understanding of the financial and business needs of our two main subsidiaries,” said Ralph Izzo, president, chairman and CEO, PSEG. “His in-depth knowledge of these businesses and our industry will enable him to effectively and seamlessly fill the role of CFO from day one. I look forward to working with him in his new position.”

Cregg joined PSEG in 1991 and has held a variety of financial positions. In 2006, he was named vice president – finance for PSEG Power with critical responsibilities in Power’s development and strategic planning activities. He was named vice president - finance for PSE&G in 2013. Prior to joining PSEG, Cregg spent five years with the accounting and consulting firm of Deloitte and Touche, providing consulting services to a wide range of clients with an emphasis on the energy industry.

“It has been a tremendous opportunity to work at PSEG for 24 years and be a part of the progress we have made. I’m extremely pleased to have the opportunity to work with this leadership team to continue to serve customers and shareholders of PSEG as a leading supplier of reliable, clean and economical energy,” Cregg said.

Cregg holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and is a graduate of Lehigh University, where he received a bachelor’s degree in accounting. He lives in Robbinsville, New Jersey.

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of approximately $11 billion. Its operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power, and PSEG Long Island.

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